Exhibit 4.14

EMPLOYEE SHARE ACQUISITION SCHEME

AUSTRALIA

(ESAS)

IMPORTANT INFORMATION—PLAN RULES

Before you make any decisions, read through these Plan Rules carefully. Please note that Millennium cannot advise you whether or not you should invest in Millennium shares. The rules provides no financial product advice related to the Employee Share Acquisition Scheme and nothing in the rules should be taken to constitute a recommendation or statement of opinion. The rules does not take into account objectives, financial situation or needs of any particular person. Before acting on the information contained in these rules, or making a decision to participate in the Employee Share Acquisition Scheme, you should seek the professional advise of your tax, financial and/or legal advisor concerning whether participation in the Employee Share Acquisition Scheme is appropriate in light of your own circumstances. Remember too that share prices can fall. If Millennium’s share price does fall the value of your investment could be reduced.

These Plan Rules provides Australian employees with information on the Millennium Employee Share Acquisition Scheme (Australia) and is not intended to summarise the Trust Deed. In the event of any inconsistency the Trust Deed will prevail. The information contained in these rules are of a general nature only, does not constitute advice, and reflects the Trust Deed and the law applicable as at the date the plan rules are issued. Millennium cannot guarantee that the Trust Deed, Plan Rules or the law will not be changed between the date of these rules and the date the shares are allocated to employees.

You should consult your tax, financial and/or legal advisor before taking part in the Employee Share Acquisition Scheme (ESAS).

SHARE IN MILLENNIUM’S FUTURE

Eligible employees are invited to invest in Millennium through the Employee Share Acquisition Scheme (Australia).

These Plan Rules contains terms and conditions of Millennium’s offer to you to participate in the Employee Share Acquisition Scheme.

The information in these rules will help you to understand the key features and tax implications of the Employee Share Acquisition Scheme.

It is strongly recommended that you seek appropriate independent financial advice.

AN OUTLINE OF THE PLAN RULES

Millennium’s Employee Share Acquisition Scheme allows the ability to defer paying tax on your shares for up to 10 years.

By taking part in the Employee Share Acquisition Scheme you will authorise Millennium to made deductions from your pre-tax salary each pay period. Millennium will use your salary deductions to acquire Millennium shares on your behalf. This is known as “salary sacrifice”, a process currently approved by the Australian Taxation Office.

Like any shareholder, you will have the potential for growth in the value of your shares, as well as dividend rights. However, you could also lose money if the share price goes down.

Your Choice to Take Part

You do not have to participate in the Employee Share Acquisition Scheme—its your choice. If you do take part, you will have access to:

•	Tax Concessions

•	Share purchase through salary sacrifice (pre-tax)

•	Dividend rights and potential growth in share value

and with no brokerage costs to pay on purchase and no administration fees to pay while your shares remain in the Employee Share Acquisition Scheme, it is also a cost-effective way to invest.

However, brokerage and administration fees are payable by the employee on sale/transfer of the shares.

TAKING PART

Who Can Take Part?

You can apply to participate in the Employee Share Acquisition Scheme if you are an eligible employee:

•	You are a permanent full-time or permanent part-time employee of Millennium, and

•	You have completed any probationary period that is a condition of your employment with Millennium.

BENEFITS OF OWNERSHIP

The Employee Share Acquisition Scheme gives you a choice of potentially valuable tax concessions—allowing you to defer paying tax on your Millennium shares for up to 10 years.

Tax Effectiveness

Under the Employee Share Acquisition Scheme, you will be able to salary sacrifice a portion of your annual pre-tax salary towards acquiring your Millennium shares. This is currently permitted by Australian Taxation Law.

Potential Income

From time to time, Millennium may pass on part of its profits to shareholders by paying a dividend. Shares acquired through the Employee Share Acquisition Scheme generally carry full dividend rights.

You will receive any dividends as cash, credited to the bank account you nominate. Dividends will be part of your taxable income for that year.

Potential Growth

Movements in the market value of Millennium shares will reflect the company’s performance and external factors such as general economic conditions and overall stock market sentiment. If the market value increases, the value of your Millennium shares will go up. Bear in mind that owning shares does involve risk—prices can also fall and the value of your investment could be reduced. You can check the current market price by visiting the Millennium intranet—Insite.

Dollar Cost Averaging

Your annual pre-tax salary will be reduced so that an equal amount is deducted each pay period. This amount reflects the salary you have chosen to sacrifice.

Shares will be acquired on a monthly basis. That is, there will be 12 purchases of shares over the year. Buying the shares monthly potentially reduces the effect of share price volatility and can have an effect similar to averaging.

Minimal Fees

Millennium will pay the administration fees and any brokerage costs payable when you acquire shares through the Employee Share Acquisition Scheme. However, you will have to pay costs associated with selling or transferring your shares out of the Employee Share Acquisition Scheme.

RISKS AND COSTS

There are risks and costs involved in investing in the Employee Share Acquisition Scheme.

While you could again if the Millennium share price goes up, if the share price falls the value of your investment could decrease. In addition, while Millennium pays the administration costs of purchasing your shares, you will be liable for administrative costs when you sell them.

HOW TO PARTICIPATE IN THE PLAN

1.	Decide—You decide to take part in the Employee Share Acquisition Scheme.

2.	Apply—You apply for shares by completing and returning the application form (DPS1030) to Payroll (Australind).

3.	Salary Sacrifice—You determine the amount that you wish to salary sacrifice to buy Millennium shares. The minimum fortnightly payroll deduction is $20.

4.	Sell or Transfer—You can apply to withdraw your Millennium shares. On withdrawal you can have the shares transferred to your own name, or have them sold on the stock market. You will have to pay fees and income tax when your shares are sold or transferred. To transfer shares, you will need to complete DPS1031 and send it to Computershare (CPM)

HOW TO APPLY

If you wish to take part, you can apply by completing an application form.

Simply complete DPS1030 Employee Share Acquisition Scheme Application Form and return it to Payroll (Australind).

Acquiring And Holding Your Shares

If you take part in the Employee Share Acquisition Scheme, Millennium will make the necessary deductions from your pre-tax salary each pay period and will acquire Millennium shares on your behalf.

Your shares will be held in accordance with the Employee Share Acquisition Scheme Plan Rules and/or the Trust Deed.

Payroll Deductions

You can request to cease your payroll deductions at any time by completing DPS1029, and sending it to Payroll.

SELLING OR TRANSFERRING SHARES

You can sell or transfer your shares at any time, or if you cease to be an employee. Simply complete DPS1031 and send it to Computershare.

KEEPING UP-TO-DATE

You will receive the following information about your Employee Share Acquisition Scheme shareholding via the administrator, Computershare:

•	Each quarter—a statement showing the number of shares acquired and the purchase price paid.

•	With each dividend payment—a statement showing your dividend payment and any tax credits.

•	At the end of each tax year—a tax statement to help you complete your tax return.

•	You can check the current market price of Millennium shares by visiting the Millennium’s intranet—Insite.

ADMINISTRATION AND MANAGEMENT

Millennium has appointed Computershare (CPM), a specialist share plan management and administration company, as the administrator of the Employee Share Acquisition Scheme. CPM’s clients include large and medium-sized companies listed on Australian and foreign stock exchanges.

The Deferral Plan is managed by CPM and shares allocated under it will be held by the Trustee on your behalf in accordance with the Trust Deed. The Deferral Plan is governed by the Employee Share Acquisition Scheme rules.

Millennium reserves the right to vary the terms and conditions of the Employee Share Acquisition Schemes at any time in accordance with the terms of the Employee Share Acquisition Scheme Rules and/or the Trust Deed.

TAX COMMENTS

Deferral of Tax Payable

If you acquire shares under the Deferral Plan, tax will not be payable on the value of the shares until they are withdrawn from the Plan.

Where tax is deferred, it is deferred until the earlier of the following “trigger events”:

•	When your shares are withdrawn from the Plan (by sale or transfer).

•	When you cease to be an Eligible Employee and are required to withdraw your shares from the Deferral Plan, or

•	When you have held your shares in the Deferral Plan for 10 years from the start of the tax year in which the shares were acquired for you.

When the trigger event happens, income tax will be payable on the value of your shares at that time. The calculation of that value depends on whether or not you sell the shares within 30 days of the trigger event.

FORFEITURE OF SHAREHOLDING

Forfeiture of all rights and interests under the Employee Share Acquisition Scheme may occur if an employee is guilty of any act of theft or fraud in relation to Millennium Chemicals. Shares and dividends forfeited in this manner may be allocated to the remaining participants on a pro-rata basis.